EXHIBIT 99.2

Eastside Distilling, Inc. and Subsidiaries

Unaudited Pro Forma Combined Financial Information

The unaudited pro forma combined balance sheet has been derived from the audited balance sheet of Eastside Distilling, Inc. (“Eastside”) at December 31, 2018, and adjusts such information to give the effect of the acquisition of Craft Canning LLC (“Craft”) as if it would have occurred on January 1, 2018. The unaudited combined pro forma balance sheet gives effect to the Merger Agreement between Eastside and the members of Craft.

The unaudited pro forma combined statement of operations for the year ended December 31, 2018 has been derived from the consolidated statements of operations of Eastside and Craft.

The unaudited pro forma combined balance sheet and unaudited combined statement of operations are presented for informational purposes only and do not purport to be indicative of the combined financial condition that would have resulted if the acquisition would have occurred on January 1, 2018.

Eastside Distilling, Inc. and Subsidiaries

Unaudited Pro Forma Combined Balance Sheet

December 31, 2018

	Eastside Distilling, Inc.	Craft Canning LLC		Pro Forma Adjustments			Pro Forma
	December 31, 2018	December 31, 2018		Dr		Cr	Balances
Assets
Current assets:
Cash	$10,642,877	$522,210		$-	(1)	$2,003,200	$9,161,887
Trade receivables, net	1,064,078	567,674		-		-	1,631,752
Inventories	11,017,459	178,477		-		-	11,195,936
Prepaid expenses and current assets	765,146	19,400		-		-	784,546
Total current assets	23,489,560	1,287,761		-		2,003,200	22,774,121
Investment in Craft	-	-	(1)	4,844,882	(3)	4,844,882	-
Property and equipment, net	1,758,130	1,815,854		-		-	3,573,984
Intangible assets, net	285,676	-	(2)	2,919,245	(6)	417,035	2,787,886
Goodwill	28,182	-		-		-	28,182
Other assets	796,260	26,600		-		-	822,860
Total Assets	$26,357,808	$3,130,215		$7,764,127		$7,265,117	$29,987,033
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,984,690	$158,539		$-		$-	$2,143,229
Accrued liabilities	386,166	110,516		-		-	496,682
Deferred revenue	1,728	52,000		-		-	53,728
Current portion of notes payable	-	263,683		-		-	263,683
Total current liabilities	2,372,584	584,738		-		-	2,957,322
Secured credit facility, net of debt issuance costs	2,934,106	-		-		-	2,934,106
Notes payable, less current portion	2,300,000	619,840		-	(1)	761,678
					(5)	38,084	3,719,602
Total liabilities	7,606,690	1,204,578		-		799,762	9,611,030

Stockholders’ equity & member’s capital:
Common stock, $0.0001 par value; 15,000,000 shares authorized; 8,764,085 and 9,102,297 issued and outstanding	876	-		-	(1)	34	910
Additional paid-in capital	45,888,872	-		-	(1)	2,079,970
					(4)	46,900	48,015,742
Accumulated deficit	(27,138,630)	-	(4)	46,900
			(5)	38,084
			(6)	417,035			(27,640,649)
Member’s capital	-	1,925,637	(3)	4,844,882	(2)	2,919,245	-
Total stockholders’ equity and member’s capital	18,751,118	1,925,637		5,346,901		5,046,149	20,376,003
Total Liabilities and Stockholders’ Equity and Member’s Capital	$26,357,808	$3,130,215		$5,346,901		$5,845,911	$29,987,033

See accompanying notes to unaudited pro forma combined financial statements.

Eastside Distilling, Inc.

Unaudited Pro Forma Combined Statement of Operations

	Eastside Distilling, Inc.	Craft Canning LLC		Pro Forma Adjustments
	For the Year Ended December 31, 2018	For the Year Ended December 31, 2018		Dr	Cr	Pro Forma Balances

Sales	$7,204,302	$5,974,552		$-	$-	$13,178,854
Less excise taxes, customer programs and incentives	1,080,792	-		-	-	1,080,792
Net Sales	6,123,510	5,974,552		-	-	12,098,062
Cost of sales	3,813,309	2,241,689		-	-	6,054,998
Gross profit	2,310,201	3,732,863		-	-	6,043,064
Operating expenses:
Advertising, promotional and selling expenses	4,345,210	31,741		-	-	4,376,951
General and administrative expenses	6,225,998	2,701,073	(4)	46,900	-
			(6)	417,035		9,391,006
Loss on disposal of property and equipment	-	9,919		-	-	9,919
Total operating expenses	10,571,208	2,742,733		463,935	-	13,777,876
Income (loss) from operations	(8,261,007)	990,130		(463,935)	-	(7,734,812)
Other income (expense), net
Interest expense	(789,362)	(46,056	)(5)	38,084	-	(873,502)
Other income (expense)	2,700	4,289		-	-	6,989
Total other expense, net	(786,662)	(41,767)		38,084	-	(866,513)
Income (loss) before income taxes	(9,047,669)	948,363		(502,019)	-	(8,601,325)
Provision for income taxes	-	-		-	-	-
Net income (loss)	$(9,047,669)	$948,363		$(502,019)	$-	$(8,601,325)

Loss per share of common stock, basic and diluted	$(1.49)	N/A				$(1.34)

Weighted-average number of common shares outstanding, basic and diluted	6,074,489	N/A				6,412,701

See accompanying notes to unaudited pro forma combined financial statements.

1.	Acquisition Disclosure

Craft Canning LLC (“Craft”) (an Oregon Limited Liability Company) was organized in 2012. Its headquarters are in Portland, Oregon.

Craft is a leading provider of mobile canning and bottling services to alcoholic beverage producers in Oregon, Washington and the Front Range of Colorado, with finished production of more than 17 million cans in 2018. Craft stands out for its wide range of high capacity equipment, including a full suite state of the art test equipment for quality control, enabling Craft to meet the most demanding customer standards.

On January 11, 2019, Eastside Distilling, Inc., a Nevada corporation (“Eastside”), Craft Acquisition Co LLC, an Oregon limited liability company and wholly owned subsidiary of Eastside (“Sub”), Craft, Owen Lingley, as Equityholder Representative, and the holders of the membership interests of Craft party thereto entered into an Agreement and Plan of Merger (the “Merger Agreement”). On the terms and subject to the conditions set forth in the Merger Agreement and the Limited Liability Company Act of the State of Oregon, Craft merged with and into Sub (the “Merger”), with Sub continuing as the surviving company in the Merger and as a wholly owned subsidiary of Eastside. Sub changed its name to Craft Canning + Bottling, LLC. The Merger Agreement and Merger was unanimously approved by the Board of Directors of Eastside, the members and manager of Craft, and the sole member of Sub.

Eastside acquired Craft for total consideration of $4,844,882, subject to certain post-closing adjustments as described in the Merger Agreement (the “Merger Consideration”). The Merger Consideration consisted of $2,003,200 in cash, a three-year note of $761,678, and 338,212 shares of common stock of Eastside (the “Consideration Shares”) allocated only to “accredited investors” as such term is defined under Section 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended. Holders of the Consideration Shares have agreed to a one-year lock-up restricting the sale of the Consideration Shares. Eastside has granted the holders of Consideration Shares “piggyback” registration rights effective after the one-year lock-up.

Eastside also issued to founder Owen Lingley a warrant to purchase 146,262 shares of common stock of Eastside at $7.80 per share and an exercise period of three years. The shares of common stock issuable upon exercise of the warrant will be subject to the same “piggyback” registration rights as the Consideration Shares described above.

Founder Owen Lingley became non-executive Chairman of Craft Canning + Bottling, LLC, and is party to a consulting agreement with Eastside.

The Merger Agreement additionally provides that in the event that Craft’s EBITDA (as defined in the Merger Agreement) for fiscal year 2019 is less than $1,000,000 (such shortfall, the “EBITDA Adjustment”), the principal amounts on notes payable to former holders of Craft Interests will be reduced on a pro rata basis in an aggregate amount equal to the EBITDA Adjustment.

The Merger Agreement contains representations, warranties, and covenants by the parties that are customary for a transaction of this nature. The Merger Agreement was filed as Exhibit 1.1 of Form 8-K filed with the Securities and Exchange Commission on January 14, 2019.

In accordance with Financial Accounting Standards Board Accounting Standards Codification section 805, “Business Combinations”, Eastside will account for the Merger Agreement transaction as a business combination using the acquisition method. This determination is based on Eastside shareholders obtaining voting control as well as management and Board control of the combined entity, and Eastside is the entity issuing the cash and stock purchase consideration. Accordingly, the assets and liabilities and the historical operations that will be reflected in the Eastside consolidated financial statements going forward will be those of Eastside and will be recorded at the historical cost basis of Eastside, and the assets and liabilities of Craft at the merger date were recorded at their fair values.

For accounting purposes, Eastside is deemed to have issued $2,003,200 cash, $761,678 notes payable, and 338,212 common shares to the legacy members of Craft. Using the closing price of Eastside common stock on the date of the closing (January 11, 2019) of $6.15 per share, the fair value of the common stock was $2,080,000. The total purchase price was $4,844,882. The difference between the purchase price and the recorded fair value of assets acquired and liabilities assumed of Craft totaling $2,919,245 was allocated to Intangible Assets. The preliminary fair value estimates for the consideration paid and the assets acquired and liabilities assumed for our acquisition is based on preliminary calculations and valuations and our estimates and assumptions are subject to change as we obtain additional information for our estimates during the measurement period (up to one year from the acquisition date). The primary areas of those preliminary estimates that were not yet finalized related to valuation of intangible assets.

2.	Pro Forma Adjustments

We have derived Eastside’s historical consolidated financial statements for the year ended December 31, 2018 from its audited financial statements contained in Form 10-K as filed with the Securities and Exchange Commission.

We have derived Craft’s historical financial data for the year ended December 31, 2018 from Craft’s financial statements contained elsewhere in this Form 8-K. Effective January 11, 2019, all outstanding member capital of Craft were exchanged for $2,003,200 cash, $761,678 notes payable, and 338,212 common shares of Eastside as a result of the merger.

The unaudited combined pro forma balance sheet at December 31, 2018 gives effect to 1) reflect the purchase consideration under of the Merger Agreement, 2) reflect the fair value of the intangible assets acquired as if the merger occurred on January 1, 2018, and 3) other entries related to the merger, and includes the following pro forma adjustments.

At December 31, 2018	Debit	Credit

1) To record purchase consideration under the Merger Agreement
Investment in Craft	4,844,882
Cash		2,003,200
Notes payable		761,678
Common stock		34
Additional paid-in capital		2,079,970

2) To record fair value of intangible assets acquired
Intangible assets	2,919,245
Member’s capital		2,919,245

3) To eliminate intercompany transactions
Member’s capital	4,844,882
Investment in Craft		4,844,882

4) To record the Black-Scholes value of warrants issued to consultants related to the merger (Year 1 vesting)
Stock compensation expense	46,900
Additional paid-in capital		46,900

5) To record Year 1 interest expense on notes payable issued under the Merger Agreement
Interest expense	38,084
Notes payable		38,084

6) To record Year 1 amortization expense of intangible assets acquired
Amortization expense	417,035
Intangible assets, net		417,035

The information presented in the unaudited pro forma combined financial statements does not purport to represent what the financial position or results of operations of Eastside would have been had the Merger Agreement and all related transactions occurred as of the dates indicated, nor is it indicative of our future combined financial position or combined results of operations for any period. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the Merger Agreement and all related transactions.

These unaudited pro forma combined financial statements should be read in conjunction with the accompanying notes and assumptions and the historical financial statements and related notes of Eastside and Craft.